Exhibit 10.1

SIXTH AMENDMENT TO LEASE

(Myriad Genetics: Phase I)

This Sixth Amendment to Lease (this “Amendment”) is made and entered into as of February 3rd, 2016, by and between HCPI/UTAH II, LLC, a Delaware limited liability company (“Landlord”), and MYRIAD GENETICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord, as successor in interest to Boyer Research Park Associates V, and Tenant are parties to that certain Lease (the “Original Lease”), dated as of October 12, 1995, pursuant to which Tenant currently leases approximately 48,483 rentable square feet of space (the “Premises”) comprising “Phase I” in the building located at 320 Wakara Way, Salt Lake City, Utah (the “Building”). The Building was erroneously referred to as 350 Wakara Way in the Original Lease. The Original Lease, as amended by (i) the Amendment to Lease Agreement dated March 29, 1996, (ii) Amendment No. 2 to Lease Agreement dated December 18, 1997, (iii) the Third Amendment to Lease Agreement dated April 30, 2001, (iv) the Fourth Amendment to Lease Agreement dated August     , 2001, and (iv) the Fifth Amendment to Lease Agreement dated November 1, 2006, is referred to herein collectively as the “Lease”.

B. In addition to the Premises, Tenant is also leasing from Landlord (i) the Phase II building at the project, pursuant to the lease dated March 6, 1998 (as amended, the “Phase II Lease”), (ii) the Phase III building at the project, pursuant to the lease dated March 31, 2001 (as amended, the “Phase III Lease”), (iii) the Phase IV building at the project, pursuant to the lease dated May 31, 2005 (as amended, the “Phase IV Lease”), and (iv) the Phase V building at the project, pursuant to the lease dated March 31, 2008 (as amended, the “Phase V Lease”).

C. Landlord and Tenant desire to extend the term of the Lease, and to otherwise amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this Amendment.

2. Renewal Term. Landlord and Tenant acknowledge that the term of the Lease (the “Lease Term”) is currently scheduled to expire on August 31, 2017. Notwithstanding any provision to the contrary contained in the Lease, the Lease Term is extended for a period of ten

(10) years (the “Renewal Term”). The Renewal Term shall commence on September 1, 2017 (the “Renewal Commencement Date”) and shall expire on August 31, 2027 (the “Renewal Expiration Date”), unless sooner terminated or extended as provided in the Lease, as amended hereby.

3. Option Terms. The Renewal Option set forth in Section 2.4 of the Original Lease is hereby deleted and of no further force or effect. Landlord hereby grants Tenant two (2) options to renew the term of the Lease for a period of five (5) years each, as set forth on Exhibit A attached hereto.

4. Basic Annual Rental. As of the date hereof, Basic Annual Rent due under the Lease for the Premises is equal to $977,435.76, payable in equal monthly installments of $81,452.98. Notwithstanding any terms of the Original Lease to the contrary, such Basic Annual Rent shall continue in such amount until August 1, 2018.

4.1 August 2018. Effective as of August 1, 2018, the Basic Annual Rent shall be increased to be equal to the change in the All Urban Index (as defined in Section 3.1 of the Original Lease) from August 1, 2015, through August 1, 2018, provided that in any event such increase shall not be less than 2% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be less than 106.12% of the prior Basic Annual Rent), nor greater than 3% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be greater than 109.27% of the prior Basic Annual Rent).

4.2 August 2021. Effective as of August 1, 2021, the Basic Annual Rent shall be increased to be equal to the change in the All Urban Index (as defined in Section 3.1 of the Original Lease) from August 1, 2018, through August 1, 2021, provided that in any event such increase shall not be less than 2% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be less than 106.12% of the prior Basic Annual Rent), nor greater than 3% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be greater than 109.27% of the prior Basic Annual Rent).

4.3 August 2024. Effective as of August 1, 2024, the Basic Annual Rent shall be increased to be equal to the change in the All Urban Index (as defined in Section 3.1 of the Original Lease) from August 1, 2021, through August 1, 2024, provided that in any event such increase shall not be less than 2% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be less than 106.12% of the prior Basic Annual Rent), nor greater than 3% per year, compounding, over such period (i.e., in no event shall the Basic Annual Rent be greater than 109.27% of the prior Basic Annual Rent).

5. Additional Rent. During the Renewal Term, Tenant shall continue to pay Additional Rent, including without limitation Tenant’s Direct Costs and Tenant’s Proportionate Share of Basic Costs in accordance with the terms of Article IV of the Original Lease. The parties agree that Tenant’s Proportionate Share is equal to 100%.

6. As Is Condition. Tenant acknowledges that Tenant has been and is in occupancy of the Premises. Tenant is fully aware of the condition of the Premises, and therefore, Tenant shall continue to accept the Premises in its presently existing, “as is” condition, and except for the “Refurbishment Allowance” as provided in Section 7.1, below, Landlord shall not be obligated to provide or pay for any improvements or alterations to the Premises, other than the Refurbishment Allowance as defined below.

7. Refurbishments.

7.1 Refurbishment Allowance. Landlord hereby grants Tenant a one-time allowance for the purchase and installation of improvements which are permanently affixed to the Premises, or to the premises leased by Tenant under the Phase II Lease, Phase III Lease, Phase IV Lease or Phase V Lease (the “Refurbishments”) in an amount equal to $2,500,000.00 (the “Refurbishment Allowance”). Refurbishments shall not include, and Tenant shall have no right to expend any of the Refurbishment Allowance on, items of deferred maintenance or repairs that are Tenant’s obligations under the Lease, or on any furniture, fixtures, equipment or personal property. Tenant shall construct any Refurbishments as “Alterations” in accordance with the terms of Article 8.4 of the Original Lease (or of the applicable other lease), and in accordance with Landlord’s reasonable and customary construction rules. No more than $625,000.00 of the Refurbishment Allowance may be used for Refurbishments to the premises leased by Tenant under the Phase IV Lease and Phase V Lease. Landlord shall disburse the Refurbishment Allowance to Tenant for costs incurred in connection with Refurbishments in accordance with Landlord’s reasonable and customary disbursement procedures, which shall include the requirement that Tenant provide evidence of amounts paid for Refurbishments together with applicable lien waivers and releases. No more than fifty percent (50%) of the Refurbishment Allowance shall be disbursed in calendar year 2016.

7.2 Other Terms. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate of Landlord’s disbursements for Refurbishments exceed the Refurbishment Allowance. In the event that the Refurbishment Allowance, or any portion thereof, is not utilized by Tenant, whether for Refurbishments or as a credit against Basic Rent as provided above prior to the date that is twelve (12) months after the commencement of the Third Extended Term, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

8. Purchase Rights. Pursuant to the terms of that certain Waiver of Existing Purchase Rights and Agreement Re New Right of First Refusal, dated August 17, 2001 (the “New Right of First Refusal Agreement”), Tenant waived any “Rights to Purchase” in exchange for the grant of a restated “Right of First Refusal”. Accordingly, the parties agree that the terms of Sections A through E of the Rider attached to the Original Lease are of no further force or effect. The right of first refusal set forth in the New Right of First Refusal Agreement shall continue in effect during the Renewal Term.

9. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only The Boyer Company (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section shall survive the expiration or earlier termination of the Lease.

10. Conflict; No Further Modification. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall prevail. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures on next page]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above-written.

LANDLORD:		TENANT:

HCPI/UTAH II, LLC,		MYRIAD GENETICS, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Jonathan M. Bergschneider	By:	/s/ R. Bryan Riggsbee
Name:	Jonathan M. Bergschneider	Name:	R. Bryan Riggsbee
Title:	Executive Vice President	Title:	Executive VP, Chief Financial Officer

		By:	/s/ Mark Capone
		Name:	Mark Capone
		Title:	President and Chief Executive Officer

EXHIBIT A

OPTIONS TO RENEW

1.	Option Terms.

1.1 Option Right. Landlord hereby grants Tenant two (2) options to extend the Lease Term for a period of five (5) years (each an “Option Term”). Such options to extend shall be exercisable only by written notice (the “Exercise Notice”) delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Renewal Term or first Option Term, as applicable, stating that Tenant is thereby irrevocably exercising its option to lease the Premises during the Option Term. Upon the proper exercise of the option to extend, and provided that, at Landlord’s option, as of the date of delivery of such notice, Tenant is not in default under this Lease, the Lease Term shall be extended for a period of five (5) years. In the event that Tenant fails to timely and appropriately exercise its initial option to extend the Lease Term in accordance with the terms of this Section 1, then such option, and any subsequent option, shall automatically terminate and shall be of no further force or effect.

1.2 Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the Building or in “Comparable Buildings,” as that term is defined in this Section 1.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such

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Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building and those other buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of the building), quality of construction, level of services and amenities, size and appearance, and located in first class life sciences projects in the University of Utah Research Park in Salt Lake City, Utah.

1.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the Lease Expiration Date (the “Landlord’s Option Rent Calculation”). If Tenant, on or before the date which is ten (10) business days following the date upon which Tenant receives Landlord’s Option Rent Calculation, in good faith objects to Landlord’s Option Rent Calculation, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) business days, and such determinations shall be submitted to arbitration in accordance with Sections 1.3.1 through 1.3.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord’s determination of Option Rent.

1.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 1.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

1.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) business days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

1.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

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1.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

1.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Salt Lake City to appoint such Advocate Arbitrator subject to the criteria in Section 1.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

1.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Salt Lake City to appoint the Neutral Arbitrator, subject to criteria in Section 1.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

1.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

1.3.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent at 103% of rate in effect on the last day of the initial Lease Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

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